Mid-Southern Bancorp, Inc.

April 28, 2023

Contact:

Alexander G. Babey, President and Chief Executive Officer

Robert W. DeRossett, Chief Financial Officer

Mid-Southern Bancorp, Inc.

812-883-2639

MID-SOUTHERN BANCORP, INC.

REPORTS RESULTS OF OPERATIONS FOR THE FIRST QUARTER ENDED MARCH 31, 2023

Salem, Indiana—April 28, 2023. Mid-Southern Bancorp, Inc. (the “Company”) (NASDAQ: MSVB), the holding company for Mid-Southern Savings Bank, FSB (the “Bank”), reported net income for the first quarter ended March 31, 2023 of $340,000 or $0.13 per diluted share compared to $467,000 or $0.17 per diluted share for the same period in 2022.

Income Statement Review

Net interest income after provision for credit losses increased $75,000, or 4.3%, for the quarter ended March 31, 2023 to $1.8 million as compared to the quarter ended March 31, 2022. Total interest income increased $600,000, or 31.9%, when comparing the two periods, due to increases in the average balances and yields of interest-earning assets. The average balance of interest-earning assets increased to $269.5 million for the quarter ended March 31, 2023 from $250.9 million for the quarter ended March 31, 2022, due primarily to increases in loans receivable and investment securities, partially offset by lower interest-bearing deposits with banks. The average yield on interest-earning assets and tax-equivalent yield on interest-earning assets(1) increased to 3.69% and 3.85%, respectively, for the quarter ended March 31, 2023 from 3.00% and 3.17%, respectively, for the quarter ended March 31, 2022, due primarily to higher yields from loans and investment securities. Total interest expense increased $473,000, or 315.3%, when comparing the two periods due to an increase in the average balance of interest-bearing liabilities and in the average cost of interest-bearing liabilities. The average balance of interest-bearing liabilities increased to $205.2 million for the quarter ended March 31, 2023 from $184.8 million for the same period in 2022, due primarily to increases in deposit accounts and borrowings. The average cost of interest-bearing liabilities increased to 1.21% for the quarter ended March 31, 2023 from 0.32% for the same period in 2022. As a result of the changes in interest-earning assets and interest-bearing liabilities, the net interest rate spread and net interest rate spread on a tax-equivalent basis(1) decreased to 2.48% and 2.64%, respectively for the quarter ended March 31, 2023 from 2.68% and 2.85%, respectively, for the quarter ended March 31, 2022. The net interest margin and net interest margin on a tax-equivalent basis(1) remained at 2.76% and 2.93%, respectively, for the quarters ended March 31, 2023 and March 31, 2022.

Noninterest income decreased $41,000, or 14.4%, for the quarter ended March 31, 2023 as compared to the same period in 2022, due primarily to a reduction in brokered loan fees of $28,000 and a $27,000 net loss on the sale of available for sale investment securities, partially offset by increases of $10,000 in deposit account service charges and $3,000 in ATM and debit card fee income.

Noninterest expense increased $232,000, or 15.3%, for the quarter ended March 31, 2023 as compared to the same period in 2022. The increase was due primarily to increases in data processing expenses of $93,000, compensation and benefits expenses of $58,000, professional fees of $25,000, occupancy and equipment expenses of $23,000 and other expenses of $20,000.

The Company recorded an income tax benefit of $37,000 for the quarter ended March 31, 2023, compared to an income tax expense of $34,000 for the same period in 2022. The income tax benefit for the quarter ended March 31, 2023 is primarily due to an increase in tax-exempt income in proportion to income before income taxes.

(1) Refer to “Non-GAAP Financial Measures” below and to “Reconciliation of Non-GAAP Financial Measures” at the end of this Earnings Release for more information and for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.

Mid-Southern Bancorp, Inc.

April 28, 2023

Balance Sheet Review

Total assets as of March 31, 2023 were $266.4 million compared to $269.2 million at December 31, 2022. The decrease in total assets was primarily due to decreases in investment securities of $3.8 million and cash and cash equivalents of $1.2 million, partially offset by an increase in net loans of $2.8 million. Investment securities decreased due primarily to the sale of $4.1 million of available for sale investment securities, $2.0 million in scheduled principal payments, call and maturities of available for sale investment securities, partially offset by a $2.4 million unrealized gain on available for sale investment securities. The increase in net loans was due primarily to increases of $5.8 million in commercial real estate loans and $1.4 million in one-to-four family residential loans, partially offset by a $2.6 million decrease in commercial real estate construction loans, a $654,000 decrease in residential construction loans and a $532,000 decrease in commercial business loans. Total liabilities, comprised mostly of deposits, decreased $4.5 million to $231.4 million as of March 31, 2023. The decrease was due primarily to a $4.0 million decrease in borrowings, a $296,000 decrease in noninterest-bearing deposits and a $131,000 decrease in interest-bearing deposits.

On March 12, 2023, the Federal Reserve created the Bank Term Funding Program (“BTFP”) to provide additional funding available to eligible depository institutions. The BTFP offers loans of up to one year in length to banks, savings associations, credit unions and other depository institutions which pledge collateral, such as U.S. Treasuries, U.S. agency securities and U.S. agency mortgage-backed securities. The collateral is valued at par, and advances under this program do not include any fees or prepayment penalties. With the introduction of the BTFP, the Company pledged as collateral U.S. agency mortgage-backed securities with a par value of $28.6 million and borrowed $26.0 million from the BTFP at a fixed rate of 4.69% for a one-year period on March 17, 2023. Upon receipt of this funding from the BTFP, the Company immediately repaid its advance from the Federal Home Loan Bank of Indianapolis. On March 20, 2023, the Company repaid its initial borrowing with the BTFP in exchange for an advance of $25.0 million at a fixed rate of 4.37% for a one-year period.

Credit Quality

Non-performing loans decreased to $612,000 at March 31, 2023 compared to $732,000 at December 31, 2022, or 0.4% and 0.5% of total loans at March 31, 2023 and December 31, 2022, respectively. At March 31, 2023, $399,000 or 65.1% of non-performing loans were current on their loan payments. Foreclosed real estate owned at March 31, 2023 totaled $16,000.  There was no foreclosed real estate owned at December 31, 2022.

On January 1, 2023, the Company implemented Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments – Credit Losses (Topic 326) as amended by ASU 2018-19, ASU 2019-04, ASU 2019-05 and ASU 2022-02 (collectively “ASC 326”), commonly referred to as the current expected credit loss methodology (“CECL”). As a result, the opening balances for the allowance for credit losses on loans (“ACL”) and reserve for unfunded loan commitments increased by $557,000 and $73,000, respectively, as of January 1, 2023. The adoption entries reduced the Company’s retained earnings on a tax-effected basis of $481,000, with no impact on earnings.

Based on management’s analysis of the allowance for credit losses, the Company recorded a net provision for credit losses of $52,000 for the quarter ended March 31, 2023 compared to no provision recorded for the same period in 2022. The Company recognized net charge-offs of $3,000 for the quarter ended March 31, 2023 compared to net charge-offs of $1,000 for the same period in 2022. The allowance for credit losses on loans totaled $2.3 million at March 31, 2023 and $1.7 million at December 31, 2022, representing 1.6% and 1.2% of total loans at March 31, 2023 and December 31, 2022, respectively. The allowance for credit losses on loans represented 379.7% of non-performing loans at March 31, 2023, compared to 231.1% at December 31, 2022.

Capital

The Bank elected to use the Community Bank Leverage Ratio (“CBLR”) effective January 1, 2020. Effective January 1, 2022, a bank or savings institution electing to use the CBLR is generally considered to be well-capitalized and to have met the risk-based and leverage capital requirements of the capital regulations if it has a leverage ratio greater than 9.0%. To be eligible to elect to use the CBLR, the bank or savings institution also must have total consolidated assets of less than

Mid-Southern Bancorp, Inc.

April 28, 2023

$10 billion, off-balance sheet exposures of 25.0% or less of its total consolidated assets, and trading assets and trading liabilities of 5.0% or less of its total consolidated assets, all as of the end of the most recent quarter.

As permitted by the interim final rule issued on March 27, 2020 by the federal banking regulatory agencies, the Company elected the option to delay the impact on regulatory capital related to the adoption of ASC 326, which was implemented by the Company on January 1, 2023. The initial impact of adoption of ASC 326 will be phased out of the regulatory capital calculations over a three-year period, with 75% recognized in year one, 50% recognized in year two and 25% recognized in year three.

At March 31, 2023, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines with a CBLR of 15.3%.

The Company’s stockholders’ equity increased to $34.9 million at March 31, 2023, from $33.3 million at December 31, 2022. The increase was due primarily to an increase in the accumulated other comprehensive income of $1.8 million related to unrealized losses on available-for-sale securities and net income of $340,000, partially offset by a $481,000 reduction related to the implementation of ASC 326 and $164,000 in dividends. There were no share repurchases during the quarter ended March 31, 2023, and a total of 173,097 shares remain authorized for future purchases under the current stock repurchase plan.

Non-GAAP Financial Measures

The Company’s accounting and reporting policies conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Company’s performance. Whenever a non-GAAP financial measure is presented, the differences between the non-GAAP financial measure and the most directly comparable financial measure in accordance with GAAP are presented and reconciled. The following non-GAAP financial measures presented are defined below.

Net interest income (tax-equivalent basis), yield on interest-earning assets (tax-equivalent basis), net interest rate spread (tax-equivalent basis) and net interest margin (tax-equivalent basis). These measures include the effects of taxable-equivalent adjustments using a federal income tax rate effective during the relevant year to increase tax-exempt interest income to a tax-equivalent basis. Interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. Net interest income (tax-equivalent basis) is a non-GAAP measure that adjusts for the tax-favored status of net interest income from certain loans and investments and is not permitted under GAAP in the consolidated statements of income. We believe this measure to be the preferred industry measurement of net interest income, and that it enhances comparability of net interest income arising from taxable and tax-exempt sources. The most directly comparable financial measure calculated in accordance with GAAP is net interest income. Yield on interest-earning assets (tax-equivalent basis) is the ratio of interest income earned from interest-earning assets, adjusted on a tax-equivalent basis, and average interest-earning assets. The yield for investment securities is based on amortized cost and does not give effect to changes in fair value that are reflected in Accumulated Other Comprehensive Income / Loss (“AOCI”). The most directly comparable financial measure in accordance with GAAP is yield on interest-earning assets. Net interest rate spread (tax-equivalent basis) is the difference in the average yield on average earning assets on a tax-equivalent basis and the average rate paid on average interest-bearing liabilities. The most directly comparable financial measure calculated in accordance with GAAP is net interest rate spread. Net interest margin (tax-equivalent basis) is the ratio of net interest income (tax-equivalent basis) to average earning assets. The most directly comparable financial measure in accordance with GAAP is net interest margin.

Book value per share excluding Accumulated Other Comprehensive Income / Loss. We calculate book value per share excluding AOCI as total stockholders’ equity at the end of the relevant period, less AOCI, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We provide the book value per share excluding AOCI in addition to those defined by banking regulators because we believe it is important to evaluate the balance sheet both before and after the effects of unrealized amounts associated with mark-to-market adjustments on available-for-sale investment securities.

Tangible book value per share. Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total stockholders’ equity at the end of the relevant period, less goodwill and other intangible

Mid-Southern Bancorp, Inc.

April 28, 2023

assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated. We provide the tangible book value per share in addition to those defined by banking regulators because of its widespread use by investors as a means to evaluate capital adequacy.

These non-GAAP financial measures should not be considered alternatives to GAAP-basis financial statements, and other bank holding companies may define these non-GAAP measures or similar measures differently.

Refer to “Reconciliation of Non-GAAP Financial Measures” below.

About Mid-Southern Bancorp, Inc.

Mid-Southern Savings Bank, FSB is a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky. The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and loan production offices located in New Albany, Indiana and Louisville, Kentucky.

Mid-Southern Bancorp, Inc.

April 28, 2023

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include the effect of the COVID-19 pandemic; changes to the real estate and economic environment, particularly in the market areas in which the Bank operates; increased competitive pressures; changes in the interest rate environment; general economic conditions or conditions within the securities markets; and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which the Company and the Bank are engaged; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that are available on our website at mid-southern.com and on the SEC’s website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

Except as required by applicable law, the Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

Mid-Southern Bancorp, Inc.

April 28, 2023

MID-SOUTHERN BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in thousands, except per share information)

	Three Months Ended
	March 31,
OPERATING DATA	2023	2022

Total interest income	$2,483	$1,883
Total interest expense	623	150
Net interest income	1,860	1,733
Provision for credit losses	52	—
Net interest income after provision for credit losses	1,808	1,733
Total non-interest income	244	285
Total non-interest expense	1,749	1,517
Income before income taxes	303	501
Income tax (benefit) expense	(37)	34
Net income	$340	$467

Net income per share attributable to common shareholders:
Basic	$0.13	$0.17
Diluted	$0.13	$0.17

Weighted average common shares outstanding:
Basic	2,700,728	2,811,781
Diluted	2,700,829	2,816,467

	March 31,	December 31,
BALANCE SHEET INFORMATION	2023	2022

Cash and cash equivalents	$4,471	$5,684
Investment securities	101,572	105,368
Loans, net	147,198	144,379
Interest-earning assets	256,094	257,922
Total assets	266,368	269,218
Deposits	205,637	206,064
Borrowings	25,000	29,000
Stockholders' equity	34,943	33,322

Common stock shares outstanding	2,885,039	2,885,039

Book value per share (1)	12.11	11.55
Book value per share excluding AOCI (2)	15.23	15.30
Tangible book value per share (3)	12.11	11.55
Non-performing assets:
Nonaccrual loans	612	732
Accruing loans past due 90 days or more	—	—
Foreclosed real estate	16	—

Mid-Southern Bancorp, Inc.

April 28, 2023

OTHER FINANCIAL DATA

	Three Months Ended
	March 31,
Performance ratios:	2023	2022

Cash dividends per share	$0.06	$0.04
Return on average assets (annualized)	0.51%	0.72%
Return on average stockholders' equity (annualized)	4.03%	4.13%
Net interest margin (tax-equivalent basis) (4)	2.93%	2.93%
Net interest rate spread (tax-equivalent basis) (4)	2.64%	2.85%
Efficiency ratio	83.3%	75.2%
Average interest-earning assets to average interest-bearing liabilities	131.3%	135.8%
Average stockholders' equity to average assets	12.6%	17.5%
Stockholders' equity to total assets at end of period	13.1%	15.7%

	March 31,	December 31,
Capital ratios: (5)	2023	2022

Community Bank Leverage Ratio	15.3%	15.4%

	March 31,	December 31,
Asset quality ratios:	2023	2022

Allowance for credit losses on loans as a percent of total loans	1.6%	1.2%
Allowance for credit losses on loans as percent of non-performing loans	379.7%	231.1%
Net charge-offs (recoveries) to average outstanding loans during the period (annualized)	0.0%	0.0%
Non-performing loans as a percent of total loans	0.4%	0.5%
Non-performing assets as a percent of total assets	0.2%	0.3%

(1) - We calculate book value per share as total stockholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.

(2) - Book value per share excluding Accumulated Other Comprehensive Income / Loss (“AOCI”) is a non-GAAP financial measure. We calculate book value per share excluding AOCI as total stockholders’ equity at the end of the relevant period, less AOCI, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We provide the book value per share excluding AOCI in addition to those defined by banking regulators because we believe it is important to evaluate the balance sheet both before and after the effects of unrealized amounts associated with mark-to-market adjustments on available-for-sale investment securities. Refer to “Reconciliation of Non-GAAP Financial Measures” below.

(3) - Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total stockholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated. We provide the tangible book value per share in addition to those defined by banking regulators because of its widespread use by investors as a means to evaluate capital adequacy.

(4) - Net interest margin on a tax-equivalent basis and net interest rate spread on a tax-equivalent basis are non-GAAP financial measures.  We calculate these measures on a tax-equivalent basis to adjust for the tax-favored status of interest income from loans and investments and believe these measures are the preferred industry measurement and enhance comparability of interest income arising from taxable and tax-exempt sources. Net interest margin on a tax-equivalent basis is net interest income on a tax-equivalent basis divided by average interest-earning assets. The most directly comparable financial measure calculated in accordance with GAAP is net interest margin. Net interest rate spread on a tax-equivalent basis is the difference in the yield on average interest-earning assets on a tax-equivalent basis and the average rate paid on average interest-bearing liabilities. The yield for investment securities is based on amortized cost and does not give effect to changes in fair value that are reflected in AOCI. The most directly comparable financial measure calculated in accordance with GAAP is net interest rate spread. The most directly comparable financial measures calculated in accordance with GAAP is net interest margin and net interest rate spread. Refer to “Reconciliation of Non-GAAP Financial Measures” below.

(5) - Effective January 1, 2020, the Bank elected to use the CBLR, as provided by the Economic Growth, Regulatory Relief, and Consumer Protection Act (the “Act”). The Act contains a number of provisions extending regulatory relief to banks and savings institutions and their holding companies.  A bank or savings institution that elects to use the CBLR will generally be considered well-capitalized and to have met the risk-based and leverage capital requirements of the capital regulations if it has a leverage ratio greater than 9.0%.

Mid-Southern Bancorp, Inc.

April 28, 2023

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	March 31,	December 31,
Book value per share excluding AOCI:	2023	2022

Stockholders' equity	$34,943	$33,322
Adjustments:
Accumulated other comprehensive income (loss)	(9,006)	(10,831)
Stockholders' equity excluding AOCI	$43,949	$44,153

Common stock shares outstanding	2,885,039	2,885,039

Book value per share	$12.11	$11.55
Less: effect of accumulated other comprehensive income (loss)	(3.12)	(3.75)
Book value per share excluding AOCI	$15.23	$15.30

	Three Months Ended
	March 31,
Net interest income, yield on interest-earning assets, net interest rate spread, net interest margin (tax-equivalent basis):	2023	2022

Net interest income (GAAP)	$1,860	$1,733
Tax-equivalent adjustments: (1)
Loans	2	1
Tax-exempt investment securities	110	102
Net interest income (tax-equivalent basis)	$1,972	$1,836

Average interest-earning assets (2)	$269,485	$250,933

Yield on interest-earning assets (2)	3.69%	3.00%
Yield on interest-earning assets (tax-equivalent basis) (2)	3.85%	3.17%

Net interest rate spread (2)	2.48%	2.68%
Net interest rate spread (tax-equivalent basis) (2)	2.64%	2.85%

Net interest margin (2)	2.76%	2.76%
Net interest margin (tax-equivalent basis) (2)	2.93%	2.93%

(1) - Tax-exempt income has been adjusted to a tax-equivalent basis using the federal marginal tax rate of 21% for 2023 and 2022.

(2) - Investment securities are based on amortized cost and do not give effect to changes in fair value that are reflected in AOCI.